Exhibit 10.1

DIRECTOR RESIGNATION AGREEMENT

This Director Resignation Agreement (the “Resignation Agreement”) dated as of March 10, 2006, is entered into by and among TETRA Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned, each of whom is a Class I director nominee or current Class III director of the Company (each, a “Director”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has approved an amendment to the Company’s Restated Certificate of Incorporation, as amended (the “Amendment”), that would effect a declassification of the Board, and has recommended adoption of the Amendment by the stockholders at the Company’s annual meeting of stockholders to be held in 2006 (the “2006 Annual Meeting”);

WHEREAS, if the Amendment is approved by the Company’s stockholders, the Amendment would take effect immediately upon the filing of a certificate with the Secretary of State of the State of Delaware effecting the Amendment (the “Certificate of Amendment”), and all directors of the Company would become subject to election to one-year terms commencing with the Company’s annual meeting of stockholders to be held in 2007 (the “2007 Annual Meeting”); and

WHEREAS, in order to facilitate the transition from classified three-year terms to non-classified one-year terms, the Board has approved this Resignation Agreement, pursuant to which each Class I director nominee to be elected at the 2006 Annual Meeting, and each current Class III director, agrees to and does hereby tender his resignation from the Board to be effective immediately prior to the 2007 Annual Meeting.

NOW, THEREFORE, each Director hereby agrees as follows:

AGREEMENT

1. Agreement to Resign. Subject to and conditioned upon (a) stockholder approval of the Amendment at the 2006 Annual Meeting, and (b) filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, each Director hereby agrees to and does hereby tender his resignation from the Board to be effective immediately prior to the 2007 Annual Meeting.

2. Termination. This Resignation Agreement will automatically terminate in its entirety, and no signatory to this Resignation Agreement will have any obligation hereunder, if this Resignation Agreement is not signed by the Company and each Director by the close of business on March 10, 2006, or if the Certificate of Amendment has not been filed with the Secretary of State of the State of Delaware within sixty (60) days after the 2006 Annual Meeting.

3. Amendment. Any term of this Resignation Agreement may be amended or waived only with the written consent of each of (a) the Company, (b) a majority of the Class II directors of the Company, and (c) the Directors so affected.

4. Miscellaneous.

(a) This Resignation Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

(b) This Resignation Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws.

TETRA TECHNOLOGIES, INC.

By: /s/Geoffrey M. Hertel

Name: Geoffrey M. Hertel

Its: President and Chief Executive Officer

DIRECTORS

CLASS I:	CLASS III:

/s/Paul D. Coombs	/s/Hoyt Ammidon, Jr.
Paul D. Coombs	Hoyt Ammidon, Jr.

/s/Allen T. McInnes	/s/Kenneth P. Mitchell
Allen T. McInnes	Kenneth P. Mitchell

/s/J. Taft Symonds	/s/Kenneth E. White, Jr.
J. Taft Symonds	Kenneth E. White. Jr.